Exhibit 10.21

Exemption from Liability

This Exemption from Liability is made as of July 30, 2015, by Intec Pharma Ltd. (the “Company”) on behalf of __________________ I.D. No. ___________ (the “Indemnitee”).

WHEREAS the Company desires to attract and retain qualified directors and officers and to provide them with protection against liability and expenses incurred while acting in that capacity; and

WHEREAS Indemnitee is director or officer of the Company;

WHEREAS among other, the Company has taken actions to complete an initial public offering in the U.S. in order to register and issue Company's securities in a U.S. stock exchange; and

WHEREAS the Company agrees to provide an exemption to the Indemnitee upon certain occurrences all under the terms of this Agreement.

Now, therefore, the parties agree as follows:

1. Exemption from Liability

Subject to applicable law, the Company hereby exempts Indemnitee from any liability, partial or full, towards it due to any damage it shall incur and/or that had incurred, whether directly or indirectly, due to a breach of your duty of caution towards the Company. The Company shall not exempt the indemnitee for any amount he or she may be obliged to pay in respect of anything not permitted by applicable law.

2. Exemption shall continue after

In addition, the Company shall exempt Indemnitee even if at the relevant time of indebtedness the Indemnitee is no longer an Officer or Director of the Company, provided that the obligations are in respect of actions taken by the Indemnitee while Indemnitee was an officer or director and in the capacity as an officer or director of the Company, including if taken prior to the date of this letter.

                  Best Regards,

 Intec Pharma Ltd.